Exhibit 99.1

PRESS RELEASE:	CONTACT:
February 7, 2007	Dale Black, EVP and Chief Financial Officer (609) 449-5556 John Burke, EVP and Corporate Treasurer (212) 891-1500

TRUMP ENTERTAINMENT RESORTS REPORTS

FOURTH QUARTER AND YEAR END 2006 RESULTS

•	Q4 2006 Adjusted EBITDA Increases Nearly 42% over Q4 2005

•	Operating Margins Improve at All Properties

•	Continued Improvement in Net Revenues

•	First Phase of Capital Improvement Projects Nearing Completion

ATLANTIC CITY, NJ – Trump Entertainment Resorts, Inc. (the “Company”) (NASDAQ NMS: TRMP) today reported its operating results for the fourth quarter and year ended December 31, 2006. The Company reported a loss from continuing operations of ($10.3 million) or ($0.33) per share for the quarter ended December 31, 2006 compared to a loss from continuing operations of ($26.1 million) or ($0.86) per share for the three months ended December 31, 2005. A summary of quarterly results follows:

	Three Months Ended December 31,
	2006	2005
(in millions, except share and per share data)	(unaudited)
Net revenues	$244.2	$234.7
Income from operations	17.8	6.8
Adjusted EBITDA (1)	38.7	27.3
Loss from continuing operations	(10.3)	(26.1)
Income from discontinued operations	0.6	4.0
Net loss	(9.7)	(22.1)

Basic and diluted share data:
Continuing operations	$(0.33)	$(0.86)
Discontinued operations	0.02	0.13

Basic and diluted net loss per share	$(0.31)	$(0.73)

Weighted average shares outstanding:
Basic and diluted	30,989,609	30,551,509

(1)	Adjusted EBITDA presented in this table is income from operations excluding depreciation and amortization, reorganization expenses and related costs, development costs, and stock-based compensation expenses. EBITDA and Adjusted EBITDA are not Generally Accepted Accounting Principles (“GAAP”) measurements, but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income (loss) from operations to Adjusted EBITDA.

The Company reported fourth quarter 2006 Adjusted EBITDA of $38.7 million, a 41.8% increase over $27.3 million for 2005. Net revenues for the fourth quarter of 2006 of $244.2 million were $9.5 million higher than net revenues of $234.7 million for the fourth quarter of 2005. Before corporate and other expenses, the three operating properties reported Adjusted EBITDA of $44.9 million in the fourth quarter of 2006, a 26.8% increase over Adjusted EBITDA of $35.4 million in 2005.

Corporate and other costs were $10.9 million for the fourth quarter of 2006 compared to $13.5 million in the fourth quarter of 2005. Included in corporate and other costs for the fourth quarter of 2006 is stock-based compensation expense of $1.0 million and development costs of $3.6 million. Included in corporate and other costs for the fourth quarter of 2005 is stock-based compensation expense of $2.8 million, development costs of $1.1 million and reorganization costs of $1.4 million.

The Company’s loss from continuing operations was ($19.1 million) or ($0.62) per share for the year ended December 31, 2006. As a result of the Company’s reorganization completed on May 20, 2005 and the application of fresh-start accounting principles, the financial results for 2005 are presented separately for the Predecessor Company (through May 19, 2005) and the Reorganized Company (period from May 20, 2005 through December 31, 2005). As such, the financial results for the year ended December 31, 2006 are not comparable to the results for the similar period in 2005, except for the purpose of comparing property level operating performance as discussed herein. Furthermore, the Company began recording minority interest subsequent to the Reorganization. A summary of results follows:

	Reorganized Company		Predecessor Company
	Year Ended December 31, 2006	For the Period From May 20, 2005 Through December 31, 2005	For the Period From January 1, 2005 Through May 19, 2005
	(unaudited)	(unaudited)	(unaudited)
(in millions, except share and per share data)
Net revenues	$1,026.2	$627.8	$364.4
Income from operations	101.5	42.8	50.8
Adjusted EBITDA (2)	180.6	105.1	61.2
(Loss) from continuing operations	(19.1)	(36.3)	(37.3)
Income from discontinued operations	0.6	9.8	118.7
Extraordinary gain on extinguishment of debt	—	—	196.9
Net (loss) income	(18.5)	(26.5)	278.4
Basic and diluted share data:
Continuing operations	$(0.62)	$(1.19)	$(1.25)
Discontinued operations	0.02	0.32	3.97
Extraordinary gain on extinguishment of debt	—	—	6.59

Basic and diluted net (loss) income per share	$(0.60)	$(0.87)	$9.31

Weighted average shares outstanding:
Basic and diluted	30,920,616	30,533,041	29,904,764
(2)

Adjusted EBITDA presented in this table is income from operations excluding depreciation and amortization, reorganization (income) expenses and related costs, development costs, a favorable legal settlement, expense of the ten year warrants issued in 2005 and stock-based compensation. The Company is presenting Adjusted EBITDA to highlight differences that exist between periods due to the reorganization of the Company and new accounting pronouncements.

EBITDA and Adjusted EBITDA are not GAAP measurements, but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income (loss) from operations to Adjusted EBITDA.

For purposes of comparing operating performance of the three properties, the Company has combined the 2005 results for the Predecessor Company and the Reorganized Company for the twelve-month period ended December 31, 2005, as the Company believes it provides the best comparison to the twelve months ended December 31, 2006.

For the year ended December 31, 2006, the Company reported Adjusted EBITDA of $180.6 million on net revenues of $1,026.2 million compared to Adjusted EBITDA of $166.3 million on net revenues of $992.2 million in 2005. Before corporate and other expenses, the three operating properties reported Adjusted EBITDA of $203.3 million for the twelve months ended December 31, 2006 compared to Adjusted EBITDA of $187.6 million in 2005, an increase of 8.4%.

In addition to the aforementioned items, operating results from continuing operations for the year ended December 31, 2006 were impacted by the following items:

•	From July 5th through July 7th, all Atlantic City casino operations were forced closed as a result of the New Jersey budget stalemate.

•

In September, the Company reached an agreement with the South Jersey Transportation Authority to settle certain issues. The $1.7 million cash settlement was recorded as a reduction of general and administrative expenses at Trump Marina in the third quarter.

•

The Company incurred approximately $7.5 million in corporate development expenses in 2006, compared to $5.6 million in 2005 primarily related to our unsuccessful efforts to secure a gaming license in Philadelphia.

•	For the year ended December 31, 2006, our net interest expense was reduced by $43.7 million and our depreciation and amortization was reduced by $5.1 million compared to 2005.

Specifically, in 2006, the Company:

•	Commenced the $110 million first phase of its renovation capital program;

•	Began construction of a new, $250 million, 786-room hotel tower at the Taj Mahal;

•	Introduced several labor efficiency programs, which led to a $4.8 million reduction in labor costs net of benefit and other cost increases.

•	Increased cash room, food and beverage revenues by approximately $10 million;

•	Completed the installation of a Company-wide data warehouse; and

•	Completed the installation of a hotel yield management system.

Mark Juliano, the Company’s Chief Operating Officer, commented, “Once again, we were able to post increases in net revenues and adjusted EBITDA for the quarter, as we continue to focus our efforts on streamlined operations and marketing to more profitable customers.

“The first phase of our renovation capital projects has made a noticeable physical difference at our properties, particularly at the Taj Mahal and Plaza, and we believe that we will substantially complete the $110 million first phase of our renovation capital in the first quarter of 2007.

“Across the Company, we have completed the renovation of all of our standard hotel rooms. At the Taj Mahal, we have completed the first phase of the Spice Road promenade redevelopment project, as well as the new state-of-the-art casino lounge, a new Asian gaming area and a noodle bar. At Trump Plaza, the new 24-hour restaurant, the gaming floor renovation, new suites and a new casino lounge were all completed last year. At Trump Marina, we have also made significant progress in our master planning process.

“We will continue to improve the physical appeal of our properties by beginning the second phase of our renovation capital improvement program, which we expect to occur through the first quarter of 2008 and to cost approximately $140 million. Building upon the momentum we realized in the second half of 2006 as a result of the major overhaul of the casino floor and other areas of the Plaza, this next phase of our capital projects will include significant physical changes at each of our properties. These changes are being designed to significantly enhance our customer experience and add value in customer segments in which we have identified revenue opportunity.”

Underway and upcoming capital improvement projects include:

•	Across all three properties, all-new buffet concepts that will target improved results among customers with values of $100 to $300 daily;

•	The replacement of approximately 20% of our slot product through the introduction of new games or conversion kits;

•

At the Taj Mahal, the completion of the Spice Road project, complete renovation of the casino floor, seven new luxurious penthouse suites, the renovation of the baccarat pit and the poker room, and one or more new gourmet restaurants;

•	At the Plaza, a newly redesigned and refurbished transportation center, through which the majority of our customers arrive; and

•

At the Marina, the introduction of a new gourmet Italian restaurant room, redevelopment of several additional restaurants and the introduction of a new 24-hour restaurant, a new noodle bar and Asian-themed restaurant and the renovation of convention space and meeting rooms.

James B. Perry, Chief Executive Officer and President stated, “2006 was a year of many significant accomplishments for Trump Entertainment Resorts. When I became CEO and President of the Company, we outlined a series of specific initiatives that we would undertake to improve our net revenues and our operating margins. Today, we have accomplished many of these important goals, and believe that they will yield additional positive results in 2007.”

“Across our properties, the introduction of new customer segmentation has given us the ability to focus on higher-value customers while increasing cash sales. At the same time, we recognized the continued need to streamline our management processes and achieve payroll savings, and have made substantial progress in realizing these cost savings.

“In 2007, we plan to continue to reduce payroll costs and to increase retail cash sales, as well as to continue to reduce our gaming cost of sales, in order to drive continued margin improvement. The installation of our data warehouse and yield management systems should begin to benefit our operations in 2007.

“We have substantially refocused our consumer marketing campaigns and introduced new branding initiatives to promote the overall Company, while capitalizing on our physical assets by introducing unique and distinct positioning for each of our properties in the marketplace.

“In mid-2007, we plan to introduce a new, unified players’ card that will further allow us to capitalize on our diverse and significant marketplace presence. This system will provide the foundation to help drive revenue through new customer loyalty and cross-property play initiatives.

“While we were disappointed by not receiving a Pennsylvania gaming license, our development efforts continue in multiple locations as we actively seek opportunities to expand the Trump brand and gaming operations expertise both domestically and abroad.

“We expect 2007 to be a year of both opportunities and challenges. In 2007, gaming at Pennsylvania racetracks and the proposed partial smoking ban in Atlantic City will have an impact on our operations. While it is too early to predict the impact, we are actively devising strategies to address them in order to minimize any financial strain, including both capital projects and operational initiatives that are designed to substantially enhance the guest experience at our properties.”

Capital Structure

The Company reported that as of December 31, 2006 it had cash of $100.0 million excluding $27.4 million of cash restricted in use by the agreement governing the sale of Trump Indiana. The Company indicated total debt had decreased by $30.5 million since December 31, 2005 to $1,407.4 million at December 31, 2006. Capital expenditures for the year ended December 31, 2006 were approximately $129.0 million, consisting of $48.0 million maintenance capital, $63.0 million renovation, and $18.0 million for the Taj Mahal Tower.

2007 Outlook

The Company provided the following insights into 2007:

1.	Continued improvement in operating performance is expected throughout 2007, and the Company continues to pursue the goal of obtaining industry average margins in the second half of the year.

2.	Due to the uncertainty of the impact of the competition from Pennsylvania and the proposed partial smoking ban in Atlantic City, the Company does not feel it is prudent to give specific guidance as to operating performance at this time. The Company’s intention is to monitor these events and provide more specific guidance by mid-year.

3.	The expected expense for stock based compensation for 2007 is approximately $4.0 million. Stock based compensation is a non-cash operating expense.

4.	Depreciation expense should be approximately $75 million for the year ended December 31, 2007.

5.	Interest expense for 2007 will be approximately $120 million to $125 million, net of capitalized interest.

6.	In 2007, the Company expects to record a non-cash charge-in-lieu of income taxes of $3.0 million to $5.0 million.

7.	Capital expenditures are expected to be as follows:

Renovation and updating capital	$130 to $140 million
Taj Mahal tower	$100 to $110 million
Maintenance and technology	$45 to $ 50 million

2007 estimated range	$275 to $300 million

8.	The above mentioned items are being supplied under the assumption that there will be no material changes in economic conditions, applicable legislation or regulation, world events or other circumstances beyond the Company’s control that may adversely affect the Company’s results of operations or financial condition.

Conference Call

The Company will conduct a conference call at 10:00 a.m. (Eastern Time) on Wednesday, February 7, 2007, during which management will discuss the results and other matters addressed in the earnings release. Members of the financial community and interested investors are welcome to participate in the conference call by calling toll free (866) 293-8971 or (913) 312-6681 for callers outside the United States and Canada, not earlier than 15 minutes before the call is scheduled to begin.

A replay of the conference call will be available from 5:00 p.m. on Wednesday, February 7, 2007 until midnight on Saturday, February 17, 2007. The replay number is toll free (888) 203-1112, or (719) 457-0820 for callers outside the United States and Canada. The replay passcode is 3534875.

About Our Company

Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company’s properties include Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and strives to provide customers with outstanding casino resort and entertainment experiences consistent with the Donald J. Trump standard of excellence. Trump Entertainment Resorts, Inc. is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

All statements, trend analysis and other information contained in this release relative to the Company’s or its subsidiaries’ performance, trends in the Company’s or its subsidiaries’ operations or financial results, plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements, including but not limited to: the ability to fund and execute the Company’s master plan for the Company’s Atlantic City properties; the ability to obtain gaming licenses in other locations and develop such sites; the effects of the Company’s recently completed bankruptcy cases; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; the effects of environmental and structural building conditions relating to the Company’s properties; access to available and feasible financing and insurance; changes in laws, regulations or accounting standards, insurance premiums and relations with third parties; approvals and decisions of courts, regulators and governmental bodies and the results of any litigation; judicial decisions, legislative referenda and regulatory actions, including gaming and tax-related actions; the ability of the Company’s customer-tracking programs and marketing to continue to increase or sustain customer loyalty; the Company’s ability to recoup costs of capital investments through higher revenues; the ability to use the “Trump” name; acts of war or terrorist incidents; high energy and gasoline prices and adverse winter weather conditions; abnormal gaming hold percentages; the effects of competition, including locations of competitors and operating and market competition; and the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In addition, the business and operations of the Company are subject to substantial risks, including, but not limited to risks relating to liquidity and cash flows, which increase the uncertainty inherent in the forward-looking statements contained in this release. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in the release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

###

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Reorganized Company
	Three Months Ended December 31,
	2006	2005
Revenues:
Gaming	$256,605	$248,760
Rooms	19,167	18,251
Food and beverage	28,306	27,574
Other	8,569	7,963

	312,647	302,548
Less promotional allowances	(68,477)	(67,888)

Net revenues	244,170	234,660

Costs and expenses:
Gaming	119,637	118,761
Rooms	7,954	7,603
Food and beverage	9,677	9,476
General and administrative	67,602	73,494
General and administrative - related party	1,484	926
Development costs	3,635	1,074
Depreciation and amortization	16,345	15,175
Reorganization expense and related costs	—	1,387

	226,334	227,896

Income from operations	17,836	6,764

Non-operating income (expense):
Interest income	2,015	1,235
Interest expense	(32,044)	(32,247)
Other non-operating income, net	—	32

	(30,029)	(30,980)

Loss before income taxes, minority interests and discontinued operations	(12,193)	(24,216)
Provision for income taxes	(864)	(8,375)
Minority interests	2,812	6,487

Loss from continuing operations	(10,245)	(26,104)

Income from discontinued operations:
Trump Indiana	678	6,721
Provision for income taxes	56	(1,547)
Minority interest	(172)	(1,216)

Income from discontinued operations	562	3,958

Net loss	$(9,683)	$(22,146)

Continuing operations	$(0.33)	$(0.86)
Discontinued operations	0.02	0.13

Basic and diluted net loss per share	$(0.31)	$(0.73)

Weighted average shares outstanding:
Basic and diluted	30,989,609	30,551,509

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Reorganized Company		Predecessor Company
	Year Ended December 31, 2006	May 20, 2005 through December 31, 2005	January 1, 2005 through May 19, 2005
Revenues:
Gaming	$1,079,245	$663,140	$398,409
Rooms	78,211	48,257	26,360
Food and beverage	123,091	77,806	44,198
Other	42,365	26,833	12,809

	1,322,912	816,036	481,776
Less promotional allowances	(296,750)	(188,254)	(117,337)

Net revenues	1,026,162	627,782	364,439

Costs and expenses:
Gaming	494,411	307,384	186,545
Rooms	31,227	17,922	9,805
Food and beverage	41,945	26,592	13,767
General and administrative	278,067	171,561	92,544
General and administrative - related party	3,414	9,819	775
Development costs	7,461	5,202	413
Depreciation and amortization	68,091	37,434	35,753
Reorganization expense (income) and related costs	—	9,058	(25,967)

	924,616	584,972	313,635

Income from operations	101,546	42,810	50,804

Non-operating income (expense):
Interest income	10,363	2,151	836
Interest expense	(130,144)	(79,602)	(85,678)
Interest expense - related party	—	—	(1,184)
Other non-operating income, net	—	97	—

	(119,781)	(77,354)	(86,026)

Loss before income taxes, minority interests, discontinued operations and extraordinary item	(18,235)	(34,544)	(35,222)
Provision for income taxes	(6,451)	(11,421)	(2,074)
Minority interests	5,617	9,631	—

Loss from continuing operations	(19,069)	(36,334)	(37,296)

Income from discontinued operations:
Trump Indiana	678	15,658	142,959
Provision for income taxes	56	(2,839)	(24,211)
Minority interest	(172)	(3,013)	—

Income from discontinued operations	562	9,806	118,748

(Loss) income before extraordinary item	(18,507)	(26,528)	81,452
Extraordinary gain on extinguishment of debt	—	—	196,932

Net (loss) income	$(18,507)	$(26,528)	$278,384

Continuing operations	$(0.62)	$(1.19)	$(1.25)
Discontinued operations	0.02	0.32	3.97
Extraordinary gain on extinguishment of debt	—	—	6.59

Basic and diluted net (loss) income per share	$(0.60)	$(0.87)	$9.31

Weighted average shares outstanding:
Basic and diluted	30,920,616	30,533,041	29,904,764

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	Reorganized Company December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$100,007	$228,554
Restricted cash	27,375	45,005
Accounts receivable, net of allowance for doubtful accounts of $13,032 and $14,153, respectively	45,519	37,128
Accounts receivable, other	8,823	8,612
Inventories	10,816	10,716
Deferred income taxes	10,351	2,289
Other current assets	13,049	12,178

Total current assets	215,940	344,482

Net property and equipment	1,535,852	1,463,142

Other assets:
Goodwill	226,480	238,045
Trademarks	197,000	197,000
Intangible assets, net of accumulated amortization of $2,787 and $1,172, respectively	7,730	9,345
Deferred financing costs, net of accumulated amortization of $4,279 and $1,648, respectively	17,914	20,725
Other assets, net of reserve of $36,203 and $31,847, respectively	59,580	57,024

Total other assets	508,704	522,139

Total assets	$2,260,496	$2,329,763

Current liabilities:
Accounts payable	$30,495	$39,136
Accrued payroll and related expenses	28,099	26,553
Income taxes payable	24,904	36,765
Partnership distribution payable	260	3,041
Accrued interest payable	13,645	11,517
Self-insurance reserves	13,299	12,398
Other current liabilities	34,767	42,748
Current maturities of long-term debt	11,263	30,007

Total current liabilities	156,732	202,165

Long-term debt, net of current maturities	1,396,170	1,407,952
Deferred income taxes	152,414	144,352
Other long-term liabilities	17,017	18,428
Minority interests	125,395	129,708

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized,
30,990,902 and 27,177,696 shares issued and outstanding, respectively	31	27
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	457,772	453,659
Accumulated deficit	(45,035)	(26,528)

Total stockholders’ equity	412,768	427,158

Total liabilities and stockholders’ equity	$2,260,496	$2,329,763

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Gaming revenues
Trump Taj Mahal	$123.9	$126.6	$525.4	$512.8
Trump Plaza	72.1	68.3	298.2	299.6
Trump Marina	60.6	53.9	255.6	249.1

Total	$256.6	$248.8	$1,079.2	$1,061.5

Net revenues
Trump Taj Mahal	$119.6	$118.7	$502.7	$477.7
Trump Plaza	67.5	62.7	278.8	273.4
Trump Marina	57.1	53.3	244.7	241.1

Total	$244.2	$234.7	$1,026.2	$992.2

Income (loss) from operations
Trump Taj Mahal	$17.9	$16.2	$80.4	$173.4
Trump Plaza	5.2	(1.2)	20.8	32.2
Trump Marina	5.6	5.3	35.9	(11.2)
Corporate and other	(10.9)	(13.5)	(35.6)	(100.8)

Total	$17.8	$6.8	$101.5	$93.6

Adjusted EBITDA
Trump Taj Mahal	$25.9	$24.5	$114.3	$107.4
Trump Plaza	10.0	3.0	40.8	33.6
Trump Marina	9.0	7.9	48.2	46.6
Corporate and other	(6.2)	(8.1)	(22.7)	(21.3)

Total	$38.7	$27.3	$180.6	$166.3

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA

(unaudited, in millions)

	Three Months Ended December 31, 2006
	Income (Loss) From Operations	Depreciation and Amortization	Stock Based Compensation Expense	Development Costs	Other	Adjusted EBITDA
Trump Taj Mahal	$17.9	$8.0	$—	$—	$—	$25.9
Trump Plaza	5.2	4.8	—	—	—	10.0
Trump Marina	5.6	3.4	—	—	—	9.0
Corporate and other	(10.9)	0.1	1.0	3.6	—	(6.2)

Total	$17.8	$16.3	$1.0	$3.6	$—	$38.7

	Three Months Ended December 31, 2005
	Income (Loss) From Operations	Depreciation and Amortization	Stock Based Compensation Expense	Development Costs	Reorganization Expense and Related Costs (a)	Adjusted EBITDA
Trump Taj Mahal	$16.2	$8.3	$—	$—	$—	$24.5
Trump Plaza	(1.2)	4.2	—	—	—	3.0
Trump Marina	5.3	2.6	—	—	—	7.9
Corporate and other	(13.5)	0.1	2.8	1.1	1.4	(8.1)

Total	$6.8	$15.2	$2.8	$1.1	$1.4	$27.3

	Year Ended December 31, 2006
	Income (Loss) From Operations	Depreciation and Amortization	Stock Based Compensation Expense	Development Costs	Other (b)	Adjusted EBITDA
Trump Taj Mahal	$80.4	$33.9	$—	$—	$—	$114.3
Trump Plaza	20.8	20.0	—	—	—	40.8
Trump Marina	35.9	14.0	—	—	(1.7)	48.2
Corporate and other	(35.6)	0.2	5.2	7.5	—	(22.7)

Total	$101.5	$68.1	$5.2	$7.5	$(1.7)	$180.6

	Year Ended December 31, 2005
	Income (Loss) From Operations	Depreciation and Amortization	Ten Year Warrants & Stock Based Compensation Expense	Development Costs	Reorganization (Income) Expense and Related Costs (a)	Adjusted EBITDA
Trump Taj Mahal	$173.4	$38.5	$—	$—	$(104.5)	$107.4
Trump Plaza	32.2	18.8	—	—	(17.4)	33.6
Trump Marina	(11.2)	15.7	—	—	42.1	46.6
Corporate and other	(100.8)	0.2	10.8	5.6	62.9	(21.3)

Total	$93.6	$73.2	$10.8	$5.6	$(16.9)	$166.3

(a)	Amounts reflect (income) expenses and related costs associated with our plan of reorganization.
(b)	Our results during the year ended December 31, 2006 include a $1.7 million reduction in general and administrative expenses to reflect the settlement that was reached with respect to a complaint we filed against the South Jersey Transportation Authority.

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA

(unaudited, in millions)

	Reorganized Company For the Period From May 20, 2005 Through December 31, 2005
	Income (Loss) From Operations	Depreciation and Amortization	Ten Year Warrants & Stock Based Compensation Expense	Development Costs	Reorganization Expense and Related Costs	Adjusted EBITDA
Trump Taj Mahal	$51.2	$19.6	$—	$—	$0.3	$71.1
Trump Plaza	8.6	10.4	—	—	—	19.0
Trump Marina	23.1	7.3	—	—	0.1	30.5
Corporate and other	(40.1)	0.1	10.8	5.1	8.6	(15.5)

Total	$42.8	$37.4	$10.8	$5.1	$9.0	$105.1

	Predecessor Company For the Period From January 1, 2005 Through May 19, 2005
	Income (Loss) From Operations	Depreciation and Amortization	Ten Year Warrants & Stock Based Compensation Expense	Development Costs	Reorganization (Income) Expense and Related Costs	Adjusted EBITDA
Trump Taj Mahal	$122.2	$18.9	$—	$—	$(104.8)	$36.3
Trump Plaza	23.6	8.4	—	—	(17.4)	14.6
Trump Marina	(34.3)	8.4	—	—	42.0	16.1
Corporate and other	(60.7)	0.1	—	0.5	54.3	(5.8)

Total	$50.8	$35.8	$—	$0.5	$(25.9)	$61.2